Exhibit 99.1

The Mosaic Company 101 E. Kennedy Blvd., Suite 2500 Tampa, FL 33602 www.mosaicco.com

September 15, 2026

Walt Precourt CONFIDENTIAL

Dear Walt,

I am pleased to offer you the role of Executive Vice President, Operations with Mosaic, effective December 1, 2026.

Base Compensation Your base compensation will be paid at an annual rate of USD 710,000. Future increases will be based on your performance against agreed upon goals and Mosaic's merit pay policies.

Short-Term Incentive Compensation You are eligible to participate in Mosaic’s Management Incentive Plan (MIP) at a target bonus opportunity of 85%, starting for plan year 2027. The MIP is an annual plan that has the potential to pay out an award based on Company, Business Unit, and Individual Performance during the fiscal year and is subject to the approval of Mosaic’s Board of Directors. The incentive award payment for the year in which you are eligible to participate will be processed in the first quarter of the following year and is subject to the rules of the incentive plan.

Long-Term Incentive In March 2027, you will be eligible to participate in Mosaic’s long-term incentive program, with a target of your new position set at USD 1,725,000. Awards under the equity compensation program are subject to the approval of Mosaic’s Board of Directors (Board) and are made on an annual basis, in accordance with the provisions set forth in Mosaic’s stock plan and the respective award agreements.

Promotional Equity Award You will receive a one-time Restricted Stock Unit (RSU) award with a grant-date fair value of USD 300,000. The number of RSUs awarded will be determined based on the closing stock price on December 1, 2026. The award will vest over three years, with 33% vesting on the first anniversary of the grant date, 33% vesting on the second anniversary, and the remaining 34% vesting on the third anniversary.

Severance and Change in Control Agreement You will continue to be covered under the Severance and Change in Control Agreement, with coverage extending through March 31, 2029. The agreement outlines the terms and conditions under which you may be entitled to receive certain benefits in the event your employment is terminated.

Executive Benefits You will continue to be eligible and participate in executive life, disability, financial planning and physical exam benefits, subject to the written terms and conditions of these policies and plans, as they may be modified in the future.

Congratulations on Your Offer We realize that this is a very important decision for you, and we are committed to providing as much guidance and support as you need while you consider the offer. In order to accept this offer, you must sign below and return this letter to me.

Sincerely,

/s/ Bruce M. Bodine

Bruce M Bodine
President and Chief Executive Officer (“CEO”)

ACCEPTED:

/s/ Walter Precourt________________________ _September 15, 2026________________
Walter Precourt Date